Exhibit 10.1

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. One Bryant Park New York, NY 10036	CREDIT SUISSE SECURITIES (USA) LLC CREDIT SUISSE AG Eleven Madison Avenue New York, NY 10010	UBS SECURITIES LLC UBS AG, STAMFORD BRANCH 677 Washington Boulevard Stamford, Connecticut 06901

CONFIDENTIAL

January 30, 2013

Scientific Games Corporation

Scientific Games International, Inc.

750 Lexington Avenue

New York, NY 10022

Attention: Jeffrey S. Lipkin, Senior Vice President and Chief Financial Officer

Project Wisconsin
Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “Merrill Lynch”), Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”), Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”), UBS AG, Stamford Branch (“UBS”) and UBS Securities LLC (“UBSS” and together with Bank of America, Merrill Lynch, CS, CS Securities and UBS, “we”, “us” or the “Commitment Parties”) that Scientific Games Corporation (“Holdings”), a Delaware corporation, intends to acquire (the “Acquisition”) a company identified to us by you as “Wisconsin” (the “Company”).  The Acquisition will be effected through the merger of a direct or indirect wholly owned U.S. subsidiary of Holdings or Scientific Games International, Inc. (the “Borrower” and, together with Holdings, “you”) with and into the Company, with the Company being the surviving corporation of the merger.  You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”; this commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C, collectively, the “Commitment Letter”).

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1.                                      Commitments.

In connection with the Transactions, each of Bank of America, CS and UBS (together with any other initial lender that becomes a party hereto pursuant to the first proviso in Section 2 hereof, an “Initial Lender” and, collectively, the “Initial Lenders”) is pleased to advise you of its several commitment to provide 42.86%, 35.71% and 21.43%, respectively,  of the entire aggregate principal amount of each of the Bank Facilities, in each case subject only to the satisfaction of the conditions referenced in Section 6 hereof.

2.                                      Titles and Roles.

It is agreed that (i) Merrill Lynch, CS Securities and UBSS will act as joint lead arrangers for each of the Bank Facilities (the “Lead Arrangers”), (ii) Merrill Lynch, CS Securities and UBSS will act as joint bookrunners (with Merrill Lynch and CS Securities acting as joint physical bookrunners, it being understood that Merrill Lynch shall have sole responsibility with respect to the matters customarily handled by a physical bookrunner, including taking orders from investors, building the investor book and investor allocations) for each of the Bank Facilities (together with any other joint bookrunners appointed pursuant to this paragraph, each a “Joint Bookrunner” and, collectively with the Lead Arrangers, the “Joint Bookrunners”), and (iii) Bank of America will act as sole administrative agent and sole collateral agent for the Bank Facilities (in such capacity, the “Administrative Agent”).  It is further agreed that Merrill Lynch shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Bank Facilities, and that Credit Suisse and UBSS shall appear to the immediate right of Merrill Lynch, in that order.  You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Bank Facilities unless you and we shall so agree; provided that prior to the date that is 20 days after the date hereof, you may appoint one or more additional joint bookrunners (but not additional physical bookrunners) for the Bank Facilities and award such joint bookrunners additional agent or co-agent titles in a manner and with economics determined by you in consultation with the Joint Bookrunners (it being understood that, to the extent you appoint additional agents, co-agents or bookrunners or confer other titles in respect of any Bank Facility, such financial institution or affiliates thereof shall commit to providing a percentage of the aggregate principal amount of the Bank Facilities at least commensurate with the economics and fees awarded to such financial institution and its affiliates and the commitments of the Initial Lenders in respect of the Bank Facilities will be reduced by the amount of the commitments of such appointed entities (or their relevant affiliates), with such reduction allocated to reduce the commitments of the Initial Lenders at such time on a pro rata basis according to the respective amounts of their commitments, upon the execution by such financial institution (and any relevant affiliate) of customary joinder documentation and, thereafter, each such financial institution (and any relevant affiliate) shall constitute a “Commitment Party” and “Joint Bookrunner” hereunder and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder); provided further that in no event shall the Initial Lenders party hereto on the date hereof receive, in the aggregate, less than 70.0% of the economics.

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3.                                      Syndication.

The Joint Bookrunners reserve the right, prior to or after the Closing Date (as defined below), to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by the Joint Bookrunners in consultation with you and, with respect to the Revolving Facility (as defined on Exhibit B),  reasonably acceptable to you (such consent not to be unreasonably withheld or delayed); provided that (a) we agree not to syndicate our commitments to (i) competitors of the Borrower, the Company and their respective subsidiaries that have been specified to us by you in writing on or prior to the date hereof, (ii) certain banks, financial institutions, other institutional lenders and other entities that have been specified to us by you in writing on or prior to the date hereof and (iii) to the extent required under applicable gaming laws, a person who is not registered or licensed with, approved, qualified or found suitable by a gaming authority, or has been disapproved, denied a license, qualification or approval or found unsuitable by a gaming authority (whichever may be required under applicable gaming laws) (clauses (i), (ii) and (iii) above collectively, the “Disqualified Lenders”) and that no Disqualified Lenders may become Lenders and (b) notwithstanding the Joint Bookrunners’ right to syndicate the Bank Facilities and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation, subject to the conditions referred to in Section 6 below, to fund the Bank Facilities on the date of the consummation of the Acquisition (the date of such funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Bank Facilities, including its commitments in respect thereof, until after the initial funding under the Bank Facilities on the Closing Date has occurred, (ii) no assignment or novation shall become effective (as between you and the Initial Lenders) with respect to all or any portion of any Initial Lender’s commitments in respect of the Bank Facilities until the initial funding of the Bank Facilities on the Closing Date has occurred and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Bank Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding under the Bank Facilities on the Closing Date has occurred; provided that the preceding clauses (i) through (iii) shall not apply to any reduction of commitments in connection with the appointment of any additional bookrunner pursuant to Section 2 above.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Bank Facilities and in no event shall the commencement or successful completion of syndication of the Bank Facilities constitute a condition to the availability of the Bank Facilities on the Closing Date.  The Joint Bookrunners may commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts it is their intent to have Lenders commit to the Bank Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph).  Until the earlier of (i) the date upon which a Successful Syndication (as defined in the Fee Letter referred to below) is achieved and (ii) the 60th day following the Closing Date (the “Syndication Date”), you agree to assist (and to use commercially reasonable efforts to cause the Company to assist) the Joint Bookrunners in completing a syndication that is reasonably satisfactory to us and

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you.  Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (b) your providing direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of you, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to facilitate such contact between appropriate members of senior management of the Company, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times mutually agreed upon, (c) your assistance (including the use of commercially reasonable efforts to cause the Company to assist) in the preparation of the Information Materials and other customary offering and marketing materials to be used in connection with the syndication, (d) using your commercially reasonable efforts to procure prior to or concurrent with the launch of the syndication, at your expense, ratings (but not specific ratings) for the Bank Facilities from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and a public corporate credit rating and a public corporate family rating (but not specific ratings in either case) in respect of the Borrower after giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) the hosting, with the Joint Bookrunners, of a reasonable number of meetings of prospective Lenders at times and locations to be mutually agreed upon (and your using commercially reasonable efforts to cause appropriate  officers of the Company to be available for such meetings) and (f) prior to the Syndication Date, there being no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of you or any of your subsidiaries (and your using commercially reasonable efforts to ensure there are no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of the Company and its subsidiaries) being offered, placed or arranged (other than (i) the Bank Facilities, (ii) replacements, extensions and renewals of existing indebtedness that matures prior to the Syndication Date or (iii) any other indebtedness of the Company and its subsidiaries permitted to be incurred pursuant to the Merger Agreement) without the consent of the Joint Bookrunners, if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Bank Facilities (it being understood that the Borrower’s and the Company’s and their respective subsidiaries’ ordinary course short term working capital facilities and ordinary course capital lease, purchase money and equipment financings will not materially impair the syndication of the Bank Facilities).  Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, the obtaining of the ratings referenced above shall not constitute a condition to the commitments hereunder or the funding of the Bank Facilities on the Closing Date.  In furtherance of the foregoing (and not, for the avoidance of doubt, in limitation of your general obligations pursuant to the foregoing), you agree and acknowledge that the Joint Bookrunners may determine to launch the syndication and conduct the meetings of prospective Lenders referred to above on or after September 3, 2013, and in such event you hereby agree to provide all information and assistance contemplated by this paragraph, and to use commercially reasonable efforts to procure the ratings referred to above, at such times in advance of such launch of syndication as will allow the Joint Bookrunners to launch syndication at such time.

The Joint Bookrunners, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the Bank Facilities, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be

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accepted, which institutions will participate (subject to your consent rights set forth in the second preceding paragraph with respect to the Revolving Facility and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.  To assist the Joint Bookrunners in their syndication efforts, you agree to promptly prepare and provide (and to use commercially reasonable efforts to cause the Company to provide) to us all customary and reasonably available information with respect to you, the Company and each of your and its respective subsidiaries and the Transactions, including customary financial information and projections prepared by the Borrower or the Company and reasonably available to you (including financial estimates, forecasts and other forward-looking information, the “Projections”), as the Joint Bookrunners may reasonably request in connection with the structuring, arrangement and syndication of the Bank Facilities.  For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by, you, the Company or any of your respective affiliates; provided that in the event that you do not provide information in reliance on this sentence, you shall provide notice to the Joint Bookrunners that such information is being withheld.  Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Bank Facilities shall be those required to be delivered pursuant to Exhibit C hereto.

You hereby acknowledge that (a) the Joint Bookrunners will make available Information (as defined below), Projections and other customary offering and marketing materials and presentations, including confidential information memoranda to be used in connection with the syndication of the Bank Facilities (the “Information Memorandum”) (such Information, Projections, other customary offering and marketing materials and the Information Memorandum, collectively, with the Term Sheet, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders who may be engaged in investment and other market-related activities with respect to you or the Company or your or the Company’s respective securities that do not wish to receive material information with respect to you, the Company or your or its securities that is not publicly available) (“MNPI”) (any such Lenders each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”).

At the reasonable request of the Joint Bookrunners, you agree to assist (and to use commercially reasonable efforts to cause the Company to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Bank Facilities that does not include MNPI (all such information and documentation being “Public Information”) to be used by Public Siders.  It is understood that in connection with your assistance described above, the Borrower shall provide us with customary authorization letters for inclusion in any Information Materials that authorize the distribution thereof to prospective Lenders (which letters shall in each case include a customary “10b-5” representation), represent that the additional version of the Information Materials does not include any information that would be MNPI and exculpate you, the Company and us with respect to any liability related to the unauthorized use or misuse of the contents of the Information Materials or related offering and marketing materials by the recipients thereof.  Before distribution of any Information

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Materials, you agree to use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as containing solely “Public Information,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof.  By marking Information Materials as “PUBLIC,” you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any MNPI (it being understood that you shall not be under any obligation to mark any particular Information Materials “PUBLIC”).  You agree that, unless expressly identified as “Public Information,” each document to be disseminated by the Joint Bookrunners (or any other agent) to any Lender in connection with the Bank Facilities will be deemed to contain MNPI and we will not make any such materials available to Public Siders.

You acknowledge and agree that, subject to the confidentiality provisions of this Commitment Letter, the following documents may be distributed to both Private Siders and Public Siders, unless you advise the Joint Bookrunners in writing (including by email) within a reasonable time prior (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto) to their intended distribution that such materials should only be distributed to Private Siders:  (a) administrative materials prepared by the Joint Bookrunners for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Bank Facilities’ terms and conditions, and (c) drafts and final versions of the Bank Facilities Documentation (as defined in Exhibit B).  If you advise us in writing (including by email) that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your consent.  You will be solely responsible for the contents of the Information Memorandum and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

4.                                      Information.

You hereby represent and warrant that, (a) to the best of your knowledge as to the Company and its subsidiaries and businesses, all written factual information and written data (other than the Projections and other than information of a general economic or industry specific nature, the “Information”), that has been or will be made available to any Commitment Party by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole after giving effect to all supplements and updates provided thereto, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made  and (b) the Projections that have been or will be made available to any Commitment Party by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond

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your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material.  You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will (with respect to the Company and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that (with respect to the Information relating to the Company and its subsidiaries, to the best of your knowledge) such representations and warranties are correct in all material respects under those circumstances.  In arranging and syndicating the Bank Facilities, each of the Commitment Parties (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) does not assume responsibility for the accuracy or completeness of the Information or the Projections.

5.                                      Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Joint Bookrunners to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Bank Facilities (the “Fee Letter”), if and to the extent payable.  Once paid, such fees shall not be refundable under any circumstances.

6.                                      Conditions.

The commitments of the Initial Lenders hereunder to fund the Bank Facilities on the Closing Date and the agreements of the Joint Bookrunners to perform the services described herein are subject solely to (a) the conditions set forth in the section entitled “Conditions to All Borrowings” in Exhibit B hereto and (b) the conditions set forth in Exhibit C hereto and, upon satisfaction (or waiver by all Commitment Parties) of such conditions and the condition in the next succeeding paragraph, the initial funding of the Bank Facilities shall occur.

In addition, the commitments of the Initial Lenders hereunder are subject to the execution and delivery of (a) the Bank Facilities Documentation (to be initially prepared by counsel to the Borrower), based on the credit agreement specified in the Fee Letter (and in no event more restrictive to the Borrower than the terms and conditions of the Existing Borrower Credit Agreement or the Existing Company Credit Agreement (each as defined in Exhibit A), with (i) modifications as are necessary to reflect the other terms set forth in this Commitment Letter and the Fee Letter and to give due regard to the Borrower Model (as defined in Exhibit B), the operational and strategic requirements of Holdings and its subsidiaries (including as to the operational and strategic requirements of the Company and its subsidiaries) in light of their industries, businesses, geographic locations, business practices, financial accounting, proposed business plan and the disclosure schedules to the Merger Agreement, in each case after giving pro forma effect to the Transactions, (ii) modifications to reflect changes in law or accounting standards since the date of such precedent and (iii) modifications to reflect administrative and

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operational requirements reasonably requested by the Administrative Agent (the provisions of such facilities being referred to collectively as “Specified Precedent”), and (b) customary legal opinions, customary evidence of authorization and a solvency certificate of Holdings’ chief financial officer in substantially the form of Annex I to Exhibit C hereto.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Bank Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations the accuracy of which shall be a condition to the availability of the Bank Facilities on the Closing Date shall be (A) such of the representations in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliate) have the right to terminate your (or its) obligations under the Merger Agreement or to decline to consummate the Acquisition as a result of a breach of such representations in the Merger Agreement (to such extent, the “Specified Merger Agreement Representations”) and (B) the Specified Representations (as defined below) in the Bank Facilities Documentation and (ii) the terms of the Bank Facilities Documentation shall be in a form such that they do not impair the availability of the Bank Facilities on the Closing Date if the conditions set forth in this Section 6, in the section entitled “Conditions to All Borrowings” in Exhibit B hereto, and in Exhibit C hereto are satisfied (it being understood that, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests in equity securities of the Borrower and its material, wholly owned domestic subsidiaries (to the extent required under the terms of Exhibit B hereto) and assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code; provided that stock certificates of the Company’s subsidiaries will only be required to be delivered on the Closing Date to the extent received from the Company) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Bank Facilities on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower acting reasonably).  Those matters that are not covered by or made clear under the provisions of this Commitment Letter, the Term Sheet or the Fee Letter are subject to the approval and agreement of the Joint Bookrunners and you; provided that such approvals and agreements shall be in a manner that is consistent with the Term Sheet and customary and appropriate for transactions of this type consistent with the “Documentation & Defined Terms” paragraphs in Exhibit B hereto, and shall be subject to the Conditionality Provision.  For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and Holdings and the other Guarantors (as defined in Exhibit B) set forth in the Bank Facilities Documentation relating to corporate or other organizational existence, power and authority, due authorization, execution and delivery, and enforceability and no violation of, or conflict with organizational documents of the Borrower and the Guarantors in each case, related to the entering into and performance of the Bank Facilities Documentation, solvency as of the Closing Date (after giving effect to the Transactions) of Holdings and its subsidiaries on a consolidated basis (with solvency to be defined in a manner consistent with the solvency certificate to be delivered in the form set forth in Annex I attached to Exhibit C hereto), Federal Reserve margin regulations, the Investment Company Act, OFAC, FCPA and PATRIOT Act, status of the Bank Facilities as senior debt, and, subject to the

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provisions of this paragraph, creation, validity and perfection of security interests in the Collateral.  This paragraph, and the provisions herein, shall be referred to as the “Conditionality Provision.”

7.                                      Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Bank Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, their respective affiliates and the respective officers, directors, employees, agents, advisors, controlling persons and other representatives of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding resulting from this Commitment Letter (including the Term Sheet), the Fee Letter, the Merger Agreement, the Transactions, the Bank Facilities or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors, the Company or any other third person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person) and other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s controlled affiliates under this Commitment Letter, the Term Sheet or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claims against any Commitment Party in its capacity or in fulfilling its role as Administrative Agent or arranger or any similar role under the Bank Facilities) and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Commitment Parties identified in the Term Sheet and of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written

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consent (such consent not to be unreasonably withheld or delayed) or retained in connection with enforcement of this Commitment Letter or the Fee Letter, in each case incurred in connection with the Bank Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Bank Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”).  You acknowledge that the Initial Lenders may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with the applicable Initial Lender including, without limitation, fees paid pursuant hereto.  The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Bank Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

Notwithstanding any other provision of this Commitment Letter or the Fee Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith, gross negligence of, or a material breach of the obligations under this Commitment Letter, the Term Sheet or the Fee Letter by, such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors, controlling persons or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of we, you, the Company or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Bank Facilities and the use of proceeds thereunder), or with respect to any activities related to the Bank Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Bank Facilities Documentation; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent such indirect, special, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnified Person is entitled to indemnification under the first paragraph of this Section 7.

You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 7.

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It is further agreed that the Initial Lenders shall be liable in respect of their respective commitments to the Bank Facilities, on a several, and not joint, basis with any other Initial Lender, and no Initial Lender shall be responsible for the commitment of any other Initial Lender.

8.                                      Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that each of the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise.  None of the Commitment Parties or their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below.  You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, certain of the Commitment Parties may be full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Company and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities.  Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Company and you.  You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you and the Company, your and their respective equity holders or your and their respective affiliates.  You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Company, your and their

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management, stockholders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate.  You further acknowledge and agree that neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction and you are responsible for making your own independent judgment with respect to the transactions contemplated hereby and the process leading thereto.  You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services in connection with the services provided pursuant to this Commitment Letter, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto.  You waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty arising out of this Commitment Letter and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

9.                                      Confidentiality.

You agree that you will not disclose the Fee Letter and the contents thereof or this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto and the contents of each thereof to any person or entity without prior written approval of the Joint Bookrunners (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to your officers, directors, agents, employees, attorneys, accountants, advisors or controlling persons who are informed of the confidential nature hereof (and, in each case, each of their attorneys) on a confidential basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter, the disclosure of which is governed by clause (vi) below) and the contents hereof to the Company, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors or controlling persons (and each of their attorneys) on a confidential and need to know basis, (ii) you may disclose the Commitment Letter and its contents (but not the Fee Letter) in any syndication or other marketing materials in connection with the Bank Facilities or in connection with any public release or filing relating to the Transactions, (iii) you may disclose the Commitment Letter, Term Sheet and other exhibits and annexes to the Commitment Letter, and the contents thereof (but not the Fee Letter; provided that disclosure of the Fee Letter to potential Lenders shall be permitted to the extent in contemplation of adding such Lenders as additional agents, co-agents or bookrunners pursuant to Section 2 hereof), to

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potential Lenders and to rating agencies in connection with obtaining ratings for the Borrower and the Bank Facilities, (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Bank Facilities or in any public release or filing relating to the Transactions, (v) you may disclose this Commitment Letter and its contents (but not the Fee Letter) to the extent that such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder, and (vi) to the extent portions thereof have been redacted in a manner to be reasonably agreed by us (including the portions thereof addressing fees payable to the Commitment Parties and/or the Lenders, economic flex terms and other economic terms), you may disclose the Fee Letter and the contents thereof to the Company, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors or controlling persons (and each of their attorneys) on a confidential basis.

The Commitment Parties and their affiliates will use all non-public information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter or other services to you and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority)), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Company or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Company or any of your or their respective affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Parties, (f) to the Commitment Parties’ affiliates and to their respective employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the

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Borrower or any of its subsidiaries, subject to the proviso below, (h) for purposes of establishing a “due diligence” defense, (i) to ratings agencies, in connection with obtaining the ratings described in Section 3 hereof, in consultation and coordination with you or (j) to the extent you shall have consented to such disclosure in writing; provided that (x) the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or direct or indirect contractual counterparty to any swap or derivative transaction referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or direct or indirect contractual counterparty to any swap or derivative transaction  that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of the recipient to access such information and (y) no such disclosure shall be made by such Commitment Party to any Disqualified Lender.  The Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Bank Facilities Documentation upon the initial funding thereunder.  Notwithstanding anything to the contrary, this paragraph shall automatically terminate on the second anniversary hereof.

10.                               Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than in connection with the syndication of the Bank Facilities as contemplated hereunder (but subject to the limitations set forth in this Commitment Letter)), in each case, without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are, and are intended to be, solely for the benefit of the parties hereto (and Indemnified Persons) and do not, and are not intended to, confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein).  Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of the Commitment Parties hereunder.  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you.  This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter (including the exhibits hereto), together with the Fee Letter, (i) are the only agreements that have

14

been entered into among the parties hereto with respect to the Bank Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Bank Facilities and sets forth the entire understanding of the parties hereto with respect thereto.  THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in Exhibit C) (and whether or not a Company Material Adverse Effect has occurred), (b) the accuracy of any Specified Merger Agreement Representations and whether as a result of any inaccuracy thereof you or your affiliates have the right (without regard to any notice requirement) to terminate your obligations (or to refuse to consummate the Acquisition) under the Merger Agreement and (c) whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Bank Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder is subject to conditions precedent as provided herein, subject to the Conditionality Provision.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

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We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication (if applicable), absence of fiduciary relationships and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Bank Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Bank Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.  You may terminate this Commitment Letter and/or, on a pro rata basis, the Initial Lenders’ commitments with respect to the Bank Facilities (or portion thereof pro rata across the Bank Facilities) hereunder at any time subject to the provisions of the preceding sentence.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to Bank of America on behalf of the Commitment Parties, executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on February 1, 2013.  The Initial Lenders’ commitments and the obligations of the Joint Bookrunners hereunder will expire at such time in the event that Bank of America has not received such executed counterparts in accordance with the immediately preceding sentence.  If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earliest of (i) the consummation of the Acquisition with or without the funding of the Bank Facilities, (ii) the date that is one year from the date hereof and (iii) the termination of the Merger Agreement (such earliest time, the “Expiration Date”).  Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Joint Bookrunners to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing.

[Remainder of this page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

BANK OF AMERICA, N.A.,

By:	/s/ Daniel J. Kelly
Name: Daniel J. Kelly
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

By:	/s/ Daniel J. Kelly
Name: Daniel J. Kelly
Title: Managing Director

[Signature Page to Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

By:	/s/ Doreen Barr
Name: Doreen Barr
Title: Director

By:	/s/ Patrick L. Freytag
Name: Patrick L. Freytag
Title: Associate

CREDIT SUISSE SECURITIES (USA) LLC,

By:	/s/ Robert Kobre
Name: Robert Kobre
Title: Managing Director

[Signature Page to Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

UBS AG, STAMFORD BRANCH

By:	/s/ Michael Lawton
Name: Michael Lawton
Title: Executive Director

By:	/s/ John A. Sirico
Name: John A. Sirico
Title: Executive Director

UBS SECURITIES LLC

By:	/s/ Michael Lawton
Name: Michael Lawton
Title: Executive Director

By:	/s/ John A. Sirico
Name: John A. Sirico
Title: Executive Director

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first above written:

SCIENTIFIC GAMES CORPORATION

By:	/s/ Jeffrey S. Lipkin
Name: Jeffrey S. Lipkin
Title: SVP & CFO

SCIENTIFIC GAMES INTERNATIONAL, INC.

By:	/s/ Jeffrey S. Lipkin
Name: Jeffrey S. Lipkin
Title: SVP & CFO

[Signature Page to Commitment Letter]

EXHIBIT A

Project Wisconsin
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter.

Holdings and the Borrower intend to consummate the Acquisition pursuant to the Merger Agreement (as defined below).

In connection with the foregoing, it is intended that:

(a)           Pursuant to the agreement and plan of merger (together with all exhibits and schedules thereto, collectively, the “Merger Agreement”) entered into with WMS Industries, Inc. on the date hereof, Holdings and the Borrower will consummate the Acquisition and, if applicable, the other transactions described therein or related thereto.

(b)                                 The Borrower will obtain $2,600 million in senior secured first-lien loan facilities described in Exhibit B to the Commitment Letter (the “Bank Facilities”) consisting of a $300 million revolving credit facility and a $2,300 million term loan facility.

(c)                                  All existing third party indebtedness for borrowed money under (i) the Second Amended and Restated Credit Agreement, dated as August 25, 2011, among the Borrower, Holdings, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents and lenders party thereto (the “Existing Borrower Credit Agreement”), and (ii) the Second Amended and Restated Credit Agreement, dated as of October 18, 2011, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents and lenders party thereto (the “Existing Company Credit Agreement”) will be refinanced or repaid in full and arrangements for the concurrent release of all related liens shall be made (the “Refinancing”), and after giving effect to the Refinancing and the other Transactions, Holdings and its subsidiaries shall have no outstanding indebtedness for borrowed money (other than, (i) ordinary course capital leases, purchase money indebtedness, equipment financings and other ordinary short term working capital facilities, (ii) indebtedness permitted to be incurred prior to the Closing Date under the Merger Agreement, (iii) the Borrower’s 6.250% senior subordinated notes due 2020 (the “2020 Notes”), (iv) Holdings’ 8.125% senior subordinated notes due 2018 (the “2018 Notes”), (v) the Borrower’s 9.250% senior subordinated notes due 2019 (the “2019 Notes”), (vi) existing indebtedness with a Chinese bank of up to $18,000,000, (vii) indebtedness under the Bank Facilities and (viii) certain other indebtedness that the Lead Arrangers and the Borrower reasonably agree may remain outstanding after the Closing Date).

A-1

(d)                                 The proceeds of the Bank Facilities (to the extent borrowed on the Closing Date) will be applied (i) to pay the purchase price in connection with the Acquisition, (ii) to pay the fees, costs and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) and (iii) to the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Costs”).  Any excess proceeds from the Bank Facilities borrowed on the Closing Date shall be available to the Borrower and its subsidiaries for general corporate purposes.

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

A-2

EXHIBIT B

Project Wisconsin

Bank Facilities
Summary of Principal Terms and Conditions(1)

Borrower:                                                                                                                                                                                          Scientific Games International, Inc. (the “Borrower”), a wholly-owned subsidiary of Holdings.  Immediately after giving effect to the Acquisition, Holdings shall continue to own, directly or indirectly, all of the equity interests in the Borrower.

Transaction:                                                                                                                                                                           As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and

Collateral Agent:                                                                                                                                                    Bank of America will act as sole administrative agent and sole collateral agent for a syndicate of banks, financial institutions and other entities (excluding any Disqualified Lender and, with respect to the Revolving Facility, subject to the reasonable approval of the Borrower) (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Joint Lead Arrangers and

Joint Bookrunners:                                                                                                                                         Merrill Lynch, CS Securities and UBSS will act as joint lead arrangers and joint bookrunners for the Bank Facilities and each will perform the duties customarily associated with such roles.

Syndication Agent:                                                                                                                                        CS Securities and UBSS will act as syndication agents for the Bank Facilities.

Documentation Agent:                                                                                                                    A financial institution or institutions to be designated by the Borrower.

Bank Facilities:                                                                                                                                                            (A)                               A senior secured first-lien term loan facility (the “Term Facility”) in an aggregate principal amount of $2,300 million (the loans thereunder, the “Term Loans”).

                                                                                                                                                                                                                                                (B)                               A senior secured first-lien revolving credit facility (the “Revolving Facility”) in an aggregate principal

(1)         All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the exhibits thereto.

amount of $300 million.  Lenders with commitments under the Revolving Facility are collectively referred to as “Revolving Lenders” and the loans thereunder, together with (unless the context otherwise requires) the swingline borrowings referred to below, are collectively referred to as “Revolving Loans.”  The Revolving Facility will be available, on terms to be agreed, to be drawn in U.S. dollars, euros, pounds sterling and other foreign currencies to be agreed.

Swingline Loans:                                                                                                                                                    In connection with the Revolving Facility, Bank of America (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings upon same-day notice (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon) of up to an amount to be agreed.  Except for purposes of calculating the commitment fee described in Annex I hereto, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

                                                                                                                                                                                                                                                Upon notice from the Swingline Lender, the Revolving Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their commitments under the Revolving Facility.

                                                                                                                                                                                                                                                If any Revolving Lender becomes a Defaulting Lender (as defined below), then the swingline exposure of such defaulting Revolving Lender will automatically be reallocated among the non-defaulting Revolving Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting Revolving Lender does not exceed its commitments.  In the event such reallocation does not fully cover the exposure of such defaulting Revolving Lender, the Swingline Lender may require the Borrower to repay such “uncovered” exposure in respect of the swingline loans and will have no obligation to make new swingline loans to the extent such swingline loans would exceed the commitments of non-defaulting Revolving Lenders.

Incremental Facilities:                                                                                                                        The Bank Facilities Documentation (as defined below) will permit the Borrower to add one or more incremental term loan facilities to the Bank Facilities (each, an “Incremental

Term Facility”) and/or increase commitments under the Revolving Facility (any such increase, an “Incremental Revolving Increase”; the Incremental Term Facilities and the Incremental Revolving Increases are collectively referred to as “Incremental Facilities”) in an aggregate principal amount for all such increases and incremental facilities not to exceed the sum of (x) $350 million and (y) an unlimited amount, so long as on a pro forma basis after giving effect to the incurrence of any such Incremental Facility (and after giving effect to any acquisition consummated concurrently therewith and all other appropriate pro forma adjustment events and calculated as if any Incremental Revolving Increase were fully drawn on the effective date thereof), the First Lien Leverage Ratio (as defined in Documentation & Defined Terms) is equal to or less than 3.00:1.00 (it being understood that the Bank Facilities Documentation shall provide that any use of Incremental Facilities shall be deemed to use the ratio-based  basket in clause (y) above to the extent complied with prior to any use of the basket in clause (x) above); provided that solely for the purpose of calculating the First Lien Leverage Ratio to determine the availability under the Incremental Facilities, (a) any such Incremental Facilities and/or Incremental Notes (as defined below) that are unsecured or secured on a junior basis shall nevertheless be deemed to be secured on a pari passu basis to the Bank Facilities and (b) any cash proceeds from an Incremental Facility being incurred at such test date in calculating such First Lien Leverage Ratio shall be excluded; provided further that (i) no existing Lender will be required to participate in any such Incremental Facility without its consent, (ii) no event of default under the Bank Facilities would exist after giving effect thereto (provided, that with respect to any Incremental Facilities requested with respect to any acquisition or other investment permitted under the Bank Facilities Documentation, the inaccuracy of representations and warranties shall not constitute an event of default (other than with respect to Specified Representations (conformed as necessary for such acquisition or investment)), if the inaccuracy of such representations and warranties is waived by the majority of the Lenders under such Incremental Facility), (iii) the maturity date of any such Incremental Term Facility shall be no earlier than the latest maturity date of the then outstanding Term Facility and the weighted average life of such Incremental Term Facility shall be not shorter than the then longest remaining weighted average life of the then outstanding Term Facility, (iv) in the case of an Incremental Revolving Increase, the maturity date of such Incremental Revolving Increase shall be the same as the maturity date of the Revolving Facility, such Incremental Revolving Increase shall require no scheduled amortization or mandatory commitment reduction prior to the final maturity of the Revolving Facility and the Incremental Revolving Increase shall be on the same terms (other than upfront fees payable in connection therewith) and pursuant to the exact same documentation applicable to the Revolving Facility, (v) the Incremental Facilities will have the same guarantees as, and be secured on a pari passu basis by the same collateral securing, the Bank Facilities, (vi) the interest rate margins and original issue discount or upfront fees (if any), interest rate floors (if any) and (subject to clause (iii)) amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; provided that if the “yield” (to be defined to include upfront fees and original issue discount on customary terms and any interest rate floor but excluding customary arrangement fees and commitment fees paid to the arrangers) of any Incremental Term Facility exceeds the yield on the applicable Term Facility by more than 50 basis points, the applicable margins for such applicable Term Facility shall be increased to the extent necessary so that the yield on such applicable Term Facility is 50 basis points less than the yield on the Incremental Term Facility; provided that, if the Adjusted LIBOR rate (as defined in Annex I hereto) in respect of such Incremental Term Facility includes a floor greater than the floor applicable to the analogous existing Term Facility, such increased amount shall be equated to interest rate for purposes of determining the applicable interest rate under such Incremental Term Facility; provided that this clause (vi) shall not be applicable to any Incremental Term Facility which is incurred more than 18 months after the Closing Date; and (vii) any Incremental Term Facility shall be on terms and pursuant to documentation to be determined; provided further that to the extent such terms and documentation are not consistent with the Term Facility or the Revolving Facility, as the case may be (except to the extent permitted above), they shall be reasonably satisfactory to the Administrative Agent.  The Bank Facilities Documentation will not include any financial test with respect to the Incremental Facilities (other than as expressly set forth above).

                                                                                                                                                                                                                                                The Borrower may seek commitments in respect of the Incremental Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders or investors (other than Disqualified Lenders) who will become Lenders in connection therewith (“Additional Lenders”); provided that the Administrative Agent shall have consent rights (not to be unreasonably withheld or delayed) with respect to such Additional Lender, if such consent would be required under the heading “Assignments and Participations” in this Term Sheet for an assignment of loans or commitments, as applicable, to such Additional Lender; provided further that solely with respect to any Incremental Revolving Increase, the Swingline Lender and Issuing Banks (as defined below) shall have consent rights (not to be unreasonably withheld or delayed) with respect to such Additional Lender, if such consent would be required under the heading “Assignments and Participations” in this Term Sheet for an assignment of revolving loans or commitments, as applicable, to such Additional Lender.

                                                                                                                                                                                                                                                The Bank Facilities will permit the Borrower to utilize availability under the Incremental Facilities to issue notes that are (at the option of the Borrower) unsecured or secured by the Collateral on a pari passu or junior basis (“Incremental Notes”); provided that such notes (i) do not mature prior to the date that is 91 days after the latest final stated maturity of, or have a shorter weighted average life than the longest remaining weighted average life of the then outstanding Term Facility, (ii) have covenants and defaults no more restrictive (excluding pricing and optional prepayment or redemption terms), when taken as a whole, than those under the Term Facility (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Term Facility), (iii) do not require mandatory prepayments to be made except to the extent required to be applied first pro rata to the Term Facility and any first lien secured Incremental Notes, (iv) to the extent secured, shall not be secured by any lien on any asset of any Borrower or any Guarantor (as defined below) that does not also secure the existing Term Facility, or be guaranteed by any person other than the Guarantors, and

(v) to the extent secured, shall be subject to intercreditor terms in a form to be agreed to by the Borrower and the Administrative Agent and attached as an exhibit to the Bank Facilities Documentation.

Refinancing Facilities:                                                                                                                        The Bank Facilities Documentation will permit the Borrower to refinance loans under the Term Facility or commitments under the Revolving Facility from time to time, in whole or part, with one or more new term loan facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), respectively, under the Bank Facilities Documentation with the consent of the Borrower, the Administrative Agent (not to be unreasonably withheld, delayed or conditioned) and the institutions providing such Refinancing Term Facility or Refinancing Revolving Facility or, in the case of loans under the Term Facility, with one or more additional series of senior unsecured notes or loans or senior secured notes or loans that will be secured by the Collateral on a pari passu basis with the Bank Facilities or second lien secured notes or loans, which will be subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent (any such notes or loans, “Refinancing Notes”); provided that (i) (A) with respect to Refinancing Notes, such Refinancing Notes do not mature, or have a weighted average life to maturity, earlier than 91 days after the final maturity, or the weighted average life, of the loans under the Term Facility being refinanced, and (B) with respect to any Refinancing Term Facility, such Refinancing Term Facility does not mature, or have a weighted average life to maturity, earlier than the final maturity, or the weighted average life, of the loans under the Term Facility being refinanced, (ii) any Refinancing Notes are not subject to any amortization prior to final maturity and are not subject to mandatory redemption or prepayment (except customary asset sales or change of control provisions), except to the extent required to be applied first pro rata to the Term Facility and any first lien secured Refinancing Notes, (iii) any Refinancing Revolving Facility does not mature prior to the maturity date of the revolving commitments being refinanced, (iv) the other terms and conditions of such Refinancing Term Facility, Refinancing Revolving Facility or

Refinancing Notes (excluding pricing and optional prepayment or redemption terms) are substantially identical to, or (when taken as a whole) less favorable to the investors providing such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes, as applicable, than, those applicable to the Term Facility or revolving commitments being refinanced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Term Facility and revolving credit commitments existing at the time of such refinancing) and (v) the proceeds of such Refinancing Facilities shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding loans (and, in the case of the Revolving Facility, pro rata commitment reductions) under the applicable Bank Facility being so refinanced.

Purpose:                                                                                                                                                                                                 (A)                               The proceeds of the borrowings under the Term Facility (and the Revolving Facility, subject to a cap as set forth below under Availability) on the Closing Date shall be used to pay the Acquisition Costs.

                                                                                                                                                                                                                                                (B)                               The letters of credit and proceeds of Revolving Loans (except as set forth above and below) will be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions and other permitted investments.

Availability:                                                                                                                                                                             (A)                               The Term Facility will be available in a single drawing on the Closing Date.  Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

                                                                                                                                                                                                                                                (B)                               The Revolving Facility (exclusive of letter of credit usage) will be made available on and after the Closing Date, including to finance Acquisition Costs on the Closing Date (provided that on the Closing Date, the Revolving Facility will only be available to finance (i) the Refinancing of revolving loans, (ii) purchase price or working capital adjustments up to an amount to be agreed, and (iii) additional upfront fees, original issue discount or ticking fees imposed under the “market flex” provisions of the Fee Letter).  Additionally, letters of credit may be issued on the Closing Date in order to, among other things, backstop or replace letters of credit outstanding on the Closing Date (including by “grandfathering” such existing letters of credit in the Revolving Facility) under facilities no longer available to the Borrower, the Company or their respective subsidiaries as of the Closing Date.  Otherwise, letters of credit and Revolving Loans will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon.  Amounts repaid under the Revolving Facility may be reborrowed.

Interest Rates and Fees:                                                                                                              As set forth on Annex I hereto.

Default Rate:                                                                                                                                                                      With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans (as defined in Annex I hereto) plus 2.00% per annum and in each case, shall be payable on demand.

Letters of Credit:                                                                                                                                                    An aggregate amount to be agreed of the Revolving Facility will be available to the Borrower for the purpose of issuing letters of credit.  Letters of credit under the Revolving Facility will be issued by Bank of America and/or other Lenders reasonably acceptable to the Borrower and the Administrative Agent (such consent not to be unreasonably withheld) who agree to issue letters of credit (each an “Issuing Bank”).  Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance or such longer period as may be agreed by the applicable Issuing Bank and (b) the third business day prior to the final maturity of the Revolving Facility; provided that any letter of credit may provide for renewal thereof for additional periods of up to 12 months or such longer period as may be agreed by the applicable Issuing Bank (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank).  The face amount of any outstanding letter of credit (and, without duplication, any unpaid drawing in respect thereof) will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

                                                                                                                                                                                                                                                Drawings under any letter of credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of loans under the Revolving Facility) within one business day after notice of such drawing is received by the Borrower from the relevant Issuing Bank.  The Revolving Lenders will be irrevocably and unconditionally obligated to acquire participations in each letter of credit, pro rata in accordance with their commitments under the Revolving Facility, and to fund such participations in the event the Borrower does not reimburse an Issuing Bank for drawings within the time period specified above.

                                                                                                                                                                                                                                                If any Revolving Lender becomes a Defaulting Lender, then the letter of credit exposure of such defaulting Revolving Lender will automatically be reallocated among the non-defaulting Revolving Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting Revolving Lender does not exceed its commitments.  In the event that such reallocation does not fully cover the exposure of such defaulting Revolving Lender, the applicable Issuing Bank may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding letter of credit and will have no obligation to issue new letters of credit, or to extend, renew or amend existing letters of credit to the extent letter of credit exposure would exceed the commitments of the non-defaulting Revolving Lenders, unless such “uncovered” exposure is cash collateralized to such Issuing Bank’s reasonable satisfaction.

Final Maturity and

Amortization:                                                                                                                                                                    (A)                               Term Facility

                                                                                                                                                                                                                                                Subject to the Maturity Acceleration (as defined below), the Term Facility will mature on the date that is 7 years after the Closing Date and will amortize in equal quarterly installments, commencing with the last day of the first full fiscal quarter ending after the Closing Date, in aggregate annual amounts equal to 1% of the original principal amount of the Term Facility, with the balance payable on the seventh anniversary of the Closing Date; provided that the Bank Facilities Documentation shall provide the right for individual Lenders under the Term Facility to agree to extend the maturity date of all or a portion of the outstanding Term Loans (which may include, among other things, an increase in the interest rate payable with respect to such extended Term Loans, with such extension not subject to any financial test or “most favored nation” pricing provision) upon the request of the Borrower and without the consent of any other Lender; it being understood that each Lender under the applicable tranche or tranches that are being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender in such tranche or tranches; provided, further that it is understood that no existing Lender will have any obligation to commit to any such extension.

                                                                                                                                                                                                                                                Notwithstanding the foregoing, the Term Facility will mature on the date that is 91 days prior to the maturity of (a) the 2018 Notes, if on that date, any 2018 Notes remain outstanding, (b) the 2019 Notes,  if on that date, any 2019 Notes remain outstanding, or (c) the 2020 Notes, if on that date, any 2020 Notes remain outstanding (any such event specified in clauses (a), (b) or (c), a “Maturity Acceleration”); provided that the Maturity Acceleration shall not apply in the event that, on the applicable date that such Maturity Acceleration would otherwise occur, Holdings and its restricted subsidiaries have liquidity at least equal to the sum of (I) the outstanding principal amount of the notes next maturing (and triggering such Maturity Acceleration), plus (II) $50,000,000.

                                                                                                                                                                                                                                                (B)                               Revolving Facility

                                                                                                                                                                                                                                                Subject to the Maturity Acceleration, the Revolving Facility will mature, and lending commitments thereunder will terminate, on the date that is 5 years after the Closing Date; provided that the Bank Facilities Documentation shall provide the right of individual Revolving Lenders to agree to extend the maturity of all or a portion of their Revolving Facility commitments (which may include, among other things, an increase in the interest rate payable with respect to such extended Revolving Facility commitments) upon the request of the Borrower and without the consent of any other Lender; it being understood that each Lender under the applicable tranche or tranches that are being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender in such tranche or tranches; provided, further that it is understood that no existing

Lender will have any obligation to commit to any such extension.

Guarantees:                                                                                                                                                                              All obligations of the Borrower (the “Borrower Bank Obligations”) under the Bank Facilities and, at the option of the Borrower, under any interest rate protection or other swap or hedging arrangements or cash management arrangements entered into with a Lender, the Administrative Agent or any affiliate of a Lender or the Administrative Agent as of the Closing Date (or who becomes a Lender or an affiliate thereof within 30 days of the Closing Date) or at the time of entering into of such arrangements and designated by the Borrower as “Hedging/Cash Management Obligations” (“Hedging /Cash Management Arrangements”) will be unconditionally guaranteed jointly and severally on a senior secured first-lien basis (the “Bank Guarantees”) by Holdings and each existing and subsequently acquired or organized direct or indirect wholly owned restricted subsidiary of the Borrower (including the Company and its applicable subsidiaries, subject to the limitations noted herein) formed under the laws of the United States or any state thereof or the District of Columbia (the “Guarantors”); provided that Guarantors shall not include, (a) unrestricted subsidiaries, (b) immaterial subsidiaries (to be defined in a mutually acceptable manner as to individual and aggregate revenues or assets excluded), (c) any subsidiary that is prohibited or restricted by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or at the time of acquisition thereof after the Closing Date, in each case, from guaranteeing the Bank Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Bank Guarantee unless such consent, approval, license or authorization has been received or which would result in a material adverse tax consequence to the Borrower or one of its subsidiaries (including as a result of the operation of Section 956 of the IRS Code or any similar law or regulation in any applicable jurisdiction) as reasonably determined by the Borrower, (d) not-for-profit subsidiaries, if any, (e) foreign subsidiaries, (f) any direct or indirect domestic subsidiary of a foreign subsidiary, (g) any domestic restricted subsidiary substantially all of the assets of which constitute the equity of foreign subsidiaries(a “FSHCO”) and (h) certain special purpose entities.

                                                                                                                                                                                                                                                Notwithstanding the foregoing, additional subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:                                                                                                                                                                                                Subject to the limitations set forth below in this section and subject to the Conditionality Provision, the Borrower Bank Obligations, the Bank Guarantees and, at the option of the Borrower, the Hedging/Cash Management Arrangements will be secured by: (a) a perfected pledge of the equity securities of the Borrower and of each direct, restricted subsidiary of the Borrower and of each subsidiary Guarantor (provided that except as set forth below, any such pledge of the equity securities of a subsidiary organized under laws other than the United States or any state thereof shall not be required to be perfected under the laws of its jurisdiction of organization) and (b) perfected security interests in, and mortgages on, substantially all tangible and intangible personal property and material fee-owned real property of Holdings, the Borrower and each subsidiary Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles (including contract rights), investment property, intellectual property, material intercompany notes and proceeds of the foregoing) (the items described in clauses (a) and (b) above, but excluding the Excluded Assets (as defined below), collectively, the “Collateral”).

                                                                                                                                                                                                                                                Notwithstanding anything to the contrary, the Collateral shall exclude the following:  (i) any fee-owned real property with a fair market value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing) and all leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters); (ii) motor vehicles and other assets subject to certificates of title; (iii) pledges and security interests prohibited by applicable law, rule or regulation; (iv) equity interests in any person other than wholly owned restricted subsidiaries to the extent not permitted by the terms of such person’s organizational or joint venture documents; (v) assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of the operation of Section 956 of the IRS Code or any similar law or regulation in any applicable jurisdiction) as reasonably determined by the Borrower; (vi) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (vii) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (viii) in excess of 65% of the voting capital stock of (A) any subsidiaries not organized under the laws of the United States or any state thereof or (B) any FSHCO; (ix) any of the capital stock of (A) indirect subsidiaries not organized under the laws of the United States or any state thereof or (B) any direct or indirect subsidiary organized under the laws of the United States or any state thereof of a subsidiary not organized under the laws of the United States or any state thereof; (x) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code; (xi) “intent-to-use” trademark applications; and (xii) other exceptions to be mutually agreed upon (the foregoing described in clauses (i) through (xii) are, collectively, the “Excluded Assets”).  In addition, in no event shall (a) control agreements or control or similar arrangements be required with respect to deposit, securities or commodity accounts, (b) notices be required to be sent to account debtors or other contractual third-parties prior to the occurrence and absent the continuance of an event of default, (c) perfection (except to the extent perfected through the filling of Uniform Commercial Code financing statements) be required with respect to letter of credit rights and commercial tort claims, (d) security documents governed by the law of the jurisdiction in which assets are located be required unless such jurisdiction is also the jurisdiction (x) of organization of the person granting such lien, (y) of any other grantor or (z) is the United States or any state thereof and (e) security documents governed by the laws of a jurisdiction other than the United States or any state thereof be required.

                                                                                                                                                                                                                                                All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the Bank Facilities Documentation; and none of the Collateral shall be subject to other pledges, security interests or mortgages (except permitted liens and other exceptions and baskets to be set forth in the Bank Facilities Documentation).

Mandatory Prepayments:                                                                                                    Loans under the Term Facility shall be prepaid with:

                                                                                                                                                                                                                                                (A)                               commencing with the 2014 fiscal year of Holdings (for the portion of such fiscal year commencing on the Closing Date, if applicable), 50% of excess cash flow, with step-downs to 25% upon achievement of a First Lien Leverage Ratio equal to or less than 3.00:1.00 and to 0% upon achievement of a First Lien Leverage Ratio equal to or less than 2.50:1.00; provided that, in any fiscal year, any voluntary prepayments of loans under the Term Facility and loans under the Revolving Facility to the extent commitments thereunder are permanently reduced by the amount of such prepayments, other than prepayments funded with the proceeds of incurrences of long term indebtedness, shall be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis for such fiscal year;

                                                                                                                                                                                                                                                (B)                               100% of the net cash proceeds (which will be defined to exclude, among other things, (i) the amount of any required tax distribution that the Borrower may make as a result of such sale or disposition, (ii) the repayment of customer deposits required upon such sale and (iii) the repayment of any indebtedness secured by a lien on the asset subject to the prepayment event described below) of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including insurance and condemnation proceeds) in excess of an amount to be agreed and subject to the right of the Borrower to reinvest 100% of such proceeds (including to make permitted acquisitions and certain other investments), if such proceeds are reinvested (or committed to be reinvested) within 12 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days thereafter, and other exceptions to be set forth in the Bank Facilities Documentation; and

                                                                                                                                                                                                                                                (C)                               100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (other than debt permitted under the Bank Facilities Documentation, but including the Refinancing Facilities and the Refinancing Notes).

                                                                                                                                                                                                                                                Mandatory prepayments shall be applied, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period, to the next scheduled installments of principal of the Term Facility in direct order of maturity.

                                                                                                                                                                                                                                                Any Lender may elect not to accept its pro rata portion of any mandatory prepayment (each a “Declining Lender”).  Any prepayment amount declined by a Declining Lender (“Declined Amounts”) may be retained by the Borrower and shall increase the Available Amount Basket (as defined below).

                                                                                                                                                                                                                                                The loans under the Revolving Facility shall be prepaid and the letters of credit cash collateralized to the extent such extensions of credit exceed the amount of the commitments under the Revolving Facility.

                                                                                                                                                                                                                                                Prepayments from non-United States subsidiaries’ excess cash flow or from proceeds of their asset sales will be limited under the Bank Facilities Documentation to the extent such prepayments would result in material adverse tax consequences or would be prohibited or restricted by applicable law, rule or regulation.

Voluntary Prepayments and

Reductions in Commitments:                                                                                 Voluntary reductions of the unutilized portion of the Revolving Facility commitments and voluntary prepayments of borrowings under the Bank Facilities will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty (subject to the below), subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

                                                                                                                                                                                                                                                Voluntary prepayments of the Term Facility and any Incremental Term Facility shall be permitted at any time, without premium or penalty, other than, with respect to the Term Facility, the Prepayment Premium (as defined below).  All voluntary prepayments of the Term Facility and any Incremental Term Facility will be applied to the remaining amortization payments under the Term Facility and Incremental Term Facility, as applicable, and may be applied to either the Term Facility or any Incremental Term Facility, in any case, as directed by the Borrower (and absent such direction, in direct order of maturity thereof).

                                                                                                                                                                                                                                                “Prepayment Premium” means a 1.00% premium payable on the principal amount of any Term Loans prepaid (or subject to amendment) in connection with a Repricing Event (as defined below) prior to the first anniversary of the Closing Date.

                                                                                                                                                                                                                                                “Repricing Event” means (i) any prepayment or repayment of the Term Loans, in whole or in part, with the proceeds of, or conversion of the Term Facility into, any new or replacement tranche of term loans, including any Refinancing Term Facility, bearing interest with an “effective yield” (to be defined to include upfront fees and original issue discount on customary terms and any interest rate floor but excluding customary arrangement fees and commitment fees paid to the arrangers) less than the “effective yield” applicable to the Term Facility (as such comparative yields are determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices) but excluding any new or replacement loans incurred in connection with a change of control and (ii) any amendment to the Term Facility which reduces the “effective yield” applicable to the Term Loans.

Documentation & Defined Terms:                                                       The definitive documentation for the Bank Facilities (the “Bank Facilities Documentation”) will be substantially consistent with Specified Precedent.

                                                                                                                                                                                                                                                As used herein:

                                                                                                                                                                                                                                                “EBITDA” shall be defined consistent with Specified Precedent, but in any event to include (without duplication) attributable EBITDA of joint ventures, certain acquisition-related synergies, and add-backs and other provisions as set forth on Annex II to this Exhibit B.

“First Lien Leverage Ratio” shall be defined as the ratio of consolidated first lien senior secured funded debt net of unrestricted cash and cash equivalents (with no cap or repatriation related limits to the extent such cash is available to service any such debt) of Holdings and its restricted subsidiaries to consolidated EBITDA of Holdings and its restricted subsidiaries.

“Senior Secured Leverage Ratio” shall be defined as the ratio of consolidated senior secured funded debt (net of unrestricted cash and cash equivalents (with no cap or repatriation related limits to the extent such cash is available to service any such debt) of Holdings and its restricted subsidiaries to consolidated EBITDA of Holdings and its restricted subsidiaries.

“Total Leverage Ratio” shall be defined as the ratio of consolidated funded debt net of unrestricted cash and cash equivalents (with no cap or repatriation related limits to the extent such cash is available to service any such debt) of Holdings and its restricted subsidiaries to consolidated EBITDA of Holdings and its restricted subsidiaries.

Representations and Warranties:                                                               Consistent with Specified Precedent and limited to the following (to be applicable to Holdings, the Borrower and its restricted subsidiaries only): organizational status and good standing; power and authority, execution, delivery and enforceability of Bank Facilities Documentation; with respect to Bank Facilities Documentation, no violation of, or conflict with, law or organizational documents; compliance with law; litigation; margin regulations; material governmental approvals with respect to the Bank Facilities; Investment Company Act; accurate and complete disclosure; accuracy of historical financial statements

(including pro forma financial statements based on historical balance sheets); no material adverse change (after the Closing Date); taxes; ERISA; labor matters; subsidiaries; intellectual property; environmental laws; use of proceeds; ownership of properties; creation, perfection and, with respect to equity interests, priority of liens and other security interests (subject to the Conditionality Provision); anti-terrorism laws; PATRIOT Act; OFAC; FCPA; senior debt; consolidated Closing Date solvency of Holdings and its subsidiaries; subject, in the case of each of the foregoing representations and warranties, to customary qualifications and limitations for materiality to be provided in the Bank Facilities Documentation.

Conditions to Initial Borrowing:                                                                     The availability of the initial borrowing and other extensions of credit under the Bank Facilities on the Closing Date will be subject solely to the conditions in Section 6 of the Commitment Letter, the applicable conditions set forth in the “Conditions to All Borrowings” section below and in Exhibit C to the Commitment Letter.

Conditions to All Borrowings:                                                                                 The making of each extension of credit under the Bank Facilities shall be conditioned upon (a) delivery of a customary borrowing notice, (b) after the Closing Date, the accuracy of representations and warranties in all material respects and (c) after the Closing Date, the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit.

Affirmative Covenants:                                                                                                              Consistent with Specified Precedent and limited to the following (to be applicable to Holdings, the Borrower and their restricted subsidiaries only): delivery of annual consolidated financial statements of Holdings within 90 days of fiscal year end and quarterly consolidated financial statements of Holdings within 45 days of the end of the first three quarters of each fiscal year and, in connection with the annual financial statements, an annual audit opinion from nationally recognized auditors that is not subject to any qualification, exception or explanatory paragraph as to “going concern” or scope of the audit (other than any such exception or explanatory paragraph (but not a qualification) that is expressly solely with respect to, or expressly resulting solely from, an upcoming maturity date under the Bank Facilities occurring within one year from the time such opinion is delivered), in each case with accompanying management discussion and analysis; annual budget reports, accountants’ letters, officers certificates and other information reasonably requested by the Administrative Agent; notices of defaults under the Bank Facilities, material adverse effect, litigation, and ERISA events; inspections (subject to frequency (so long as there is no ongoing event of default) and cost reimbursement limitations to be agreed); maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance; maintenance of existence and corporate franchises, rights and privileges; maintenance and inspection of books and records; payment of taxes; compliance with laws and regulations (including ERISA, environmental and PATRIOT Act); additional Guarantors and Collateral (subject to limitations set forth above in “Security”); use of proceeds; changes in lines of business; commercially reasonable efforts to maintain public corporate credit/family ratings of the Borrower and ratings of the Bank Facilities from Moody’s and S&P (but not to maintain a specific rating); and further assurances on collateral matters, subject, in the case of each of the foregoing covenants, to limitations for materiality, exceptions and qualifications to be provided in the Bank Facilities Documentation.

Negative Covenants:                                                                                                                              Consistent with Specified Precedent and limited to the following (to be applicable to Holdings, the Borrower and their restricted subsidiaries) limitations on:

(a)                                 the incurrence of indebtedness (which shall permit, among other things, the incurrence and/or existence of (i) indebtedness under the Bank Facilities (including Incremental Facilities), (ii) the 2018 Notes, the 2019 Notes and the 2020 Notes, and permitted refinancings thereof, (iii) certain indebtedness existing on the Closing Date and permitted refinancings thereof, (iv) Incremental Notes and permitted refinancings thereof, (v) Refinancing Facilities (and/or Refinancing Notes), (vi) unsecured indebtedness, subject to customary terms and conditions, so long as the Fixed Charge Coverage Ratio (to be defined in a manner to be agreed) on a pro forma basis is no less than 2.00:1.00; provided that any such indebtedness incurred by a restricted subsidiary that is not a Guarantor, or that does not become a Guarantor, shall be capped at an amount to be agreed, (vii)

indebtedness that is secured on a pari passu basis to the obligations under the Bank Facilities, subject to customary terms and conditions, so long as the Senior Secured Leverage Ratio on a pro forma basis does not exceed a level equal to 3.00:1.00; provided that any such indebtedness incurred by a restricted subsidiary that is not a Guarantor, or that does not become a Guarantor, shall be capped at an amount to be agreed and (viii) indebtedness that is secured on a junior basis to the obligations under the Bank Facilities, subject to customary terms and conditions, so long as the Fixed Charge Coverage Ratio on a pro forma basis is no less than 2.00:1.00; provided that any such indebtedness incurred by a restricted subsidiary that is not a Guarantor, or that does not become a Guarantor, shall be capped at an amount to be agreed).  Intercreditor arrangements with respect to permitted pari passu or junior lien indebtedness shall be subject to intercreditor arrangements customary for such facilities;

(b)                                 liens;

(c)                                  fundamental changes;

(d)                                 sales, transfers and other dispositions of property and assets but with exceptions to include, among other things, sales of non-core assets acquired in a Permitted Acquisition subject to the Asset Sale Conditions (as defined below);

(e)                                  investments (which shall permit, among other things, (i) intercompany investments, reorganizations and other activities related to tax planning and reorganization, so long as, after giving effect thereto, the security interest of the Lenders in the Collateral, taken as a whole, is not materially impaired and subject to limitations on investments in non-Guarantor subsidiaries to be agreed,(ii) Permitted Acquisitions and (iii) investments in joint ventures up to an amount to be agreed);

(f)                                   dividends or distributions on, or redemptions of, the Borrower’s equity and other restricted payments (which shall permit, among other things, (i) in the absence of any event of default, the payment of deferred transaction fees with respect to the Acquisition and management fees, in each case, in accordance with a customary management agreement, (ii) tax distributions in amounts sufficient to permit its direct or indirect parent to pay its consolidated, combined or similar tax liability in respect of the Borrower and its subsidiaries and (iii) payments pursuant to a general restricted payments basket to be agreed);

(g)                                  prepayments, repurchases or redemptions of contractually subordinated, second lien debt or certain unsecured debt or amendments of contractually subordinated, second lien or such unsecured debt documents in a manner material and adverse to the Lenders;

(h)                                 changes in fiscal year;

(i)                                     transactions with affiliates; and

(j)                                    negative pledge clauses with respect to the Collateral securing the Bank Facilities and restrictions on distributions by subsidiaries.

The negative covenants will be subject, in the case of each of the foregoing covenants, to exceptions, qualifications and “baskets” to be set forth in the Bank Facilities Documentation, including (x) certain baskets based on the greater of an amount to be agreed and a percentage of consolidated total assets or consolidated EBITDA and (y) an available basket amount (the “Available Amount Basket”) equal to $50,000,000 plus an amount that will be built by, among other things, (a) retained excess cash flow plus (b) the net cash proceeds of equity issuances and capital contributions (other than disqualified equity) received by the Borrower, plus (c) the net cash proceeds of debt and disqualified equity of the Borrower, in each case issued after the Closing Date, which have been exchanged or converted into qualified equity of the Borrower or the direct or indirect parent of the Borrower, plus (d) the net cash proceeds of sales of investments made under the Available Amount Basket, plus (e) returns, profits, distributions and similar amounts received in cash or cash equivalents on investments made under the Available

Amount Basket, plus (f) the investments of the Borrower and its restricted subsidiaries in any unrestricted subsidiary that has been re-designated as a restricted subsidiary or that has been merged or consolidated into the Borrower or any of its restricted subsidiaries or the fair market value of the assets of any unrestricted subsidiary that have been transferred to the Borrower or any of its restricted subsidiaries, plus (g) Declined Amounts.  The Available Amount Basket may be used for, among other things, investments, restricted payments and the prepayment or redemption of subordinated or second lien or unsecured debt; provided that, no event of default under the Bank Facilities Documentation shall exist or result therefrom.  Usage of the Available Amount Basket (other than for bona fide investments) shall be subject to the Total Leverage Ratio, on a pro forma basis, not exceeding 4.50:1.00.

The Borrower or any restricted subsidiary will be permitted to dispose of an unlimited amount of assets for fair market value so long as for dispositions of assets with a fair market value in excess of an amount to be agreed, (a) at least 75% of the consideration for such asset sales consists of cash (subject to customary exceptions to the cash consideration requirement to be set forth in the Bank Facilities Documentation, including a basket in an amount to be agreed for non-cash consideration that may be designated as cash consideration), (b) no event of default under the Bank Facilities would exist after giving effect thereto, and (c) such asset sale is subject to the terms set forth in the section entitled “Mandatory Prepayments” hereof (without limiting the reinvestment rights applicable thereto) (the provisions in these clauses (a), (b) and (c), the “Asset Sale Conditions”).

The Borrower or any restricted subsidiary will be permitted to make acquisitions (each, a “Permitted Acquisition”) so long as (a) there is no event of default immediately after giving pro forma effect to such acquisition and the incurrence of indebtedness in connection therewith, (b) the acquired company or assets are in the same or a generally related business as the Borrower and its subsidiaries and (c) subject to the limitations set forth in “Guarantees” and “Security” above (including with respect to foreign subsidiaries), the acquired company and its subsidiaries will become Guarantors and pledge their Collateral to the Administrative Agent; provided that acquisitions of entities that do not become Guarantors will be capped at an aggregate consideration to be agreed.

Financial Covenant:                                                                                                                                 Consistent with Specified Precedent, the Bank Facilities Documentation will contain the following financial covenant with regard to Holdings and its restricted subsidiaries on a consolidated basis, solely for the benefit of the Revolving Lenders:

Maintenance of a maximum First Lien Leverage Ratio, which ratio will be applicable to the Revolving Facility only and will be tested (i) at the end of any quarter when 15% or more of the Revolving Facility is outstanding in the form of Revolving Loans, Specified Letters of Credit (as defined below) or reimbursement obligations in connection with drawn letters of credit at the end of such quarter  and (ii) at any time the Borrower (x) makes a borrowing under the Revolving Facility or (y) requests, increases, extends or renews a Specified Letter of Credit (except to the extent such letter of credit has been cash collateralized in a manner reasonably satisfactory to the Issuing Bank).  In the case of clause (ii), the financial covenant shall be tested at the time of any such incurrence by looking back to the last day of the prior quarter to determine if the Borrower would have been in compliance with the financial covenant as of such quarter end if the financial covenant had been tested for such quarter (without, if a borrowing or request for the issuance, increase, extension or renewal of a Specified Letter of Credit is being contemplated, giving pro forma effect thereto).

“Specified Letters of Credit” shall mean any letter of credit other than (i) letters of credit outstanding as of the Closing Date, including any renewals, extensions or replacements thereof, and (ii) letters of credit issued to support performance obligations and other operational contract or policy guarantees (but in any event, other than in respect of debt for borrowed money).

When required to be tested, the financial covenant will be tested with respect to Holdings and its restricted subsidiaries on a consolidated basis beginning with the last day of the first full quarter of the Borrower after the Closing Date.

The Financial Covenant shall be set at levels providing at least a 35% cushion (with no step-downs) in EBITDA above the EBITDA level set forth in the model provided in the Information Memorandum for the first full fiscal quarter after the Closing Date (the “Borrower Model”), which model shall be the last model delivered to each of the Joint Bookrunners on January 27, 2013 (together with any updates or modifications thereto reasonably agreed between the Borrower and the Joint Bookrunners or as necessary to reflect any exercise of “market flex” pursuant to the Fee Letter and, to the extent not reflected in the Borrower Model, any OID).

For purposes of determining compliance with the financial covenant, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the Administrative Agent) made to the Borrower after a time to be agreed and on or prior to the day that is 10 business days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of consolidated EBITDA solely for the purposes of determining compliance with the financial covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made and no more than five Specified Equity Contributions may be made during the term of the Bank Facilities, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in pro forma compliance with the financial covenant, (c) all Specified Equity Contributions shall be disregarded for purposes of determining any financial ratio-based conditions, pricing or any baskets with respect to the covenants contained in the Bank Facilities Documentation and (d) there shall be no pro forma or other reduction in indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the financial covenant for the fiscal quarter in which such Specified Equity Contribution is made.

Unrestricted Subsidiaries:                                                                                                        The Bank Facilities Documentation will contain provisions pursuant to which, subject to limitations to be agreed consistent with Specified Precedent (including on loans, advances, guarantees and other investments in unrestricted subsidiaries, and transactions with affiliates), the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as (w) no event of default then exists or would result therefrom, (x) after giving effect to any such designation or re-designation, if the financial covenant is then required to be tested, the Borrower shall be in pro forma compliance with the financial covenant in the Bank Facilities Documentation recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are made available, (y) the designation of any unrestricted subsidiary as a restricted subsidiary shall constitute the incurrence at the time of designation of any indebtedness or liens of such subsidiary existing at such time and (z) the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment by the Borrower at such time.  Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the Bank Facilities Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with any financial ratio or covenant contained in the Bank Facilities Documentation.

Events of Default:                                                                                                                                            Consistent with Specified Precedent and limited to the following (to be applicable to Holdings, the Borrower and its restricted subsidiaries only): nonpayment of principal when due; nonpayment of interest or other amounts after a customary five business day grace period; violation of covenants ((i) subject, in the case of certain of such covenants, to a thirty day grace period and (ii) provided that, with respect to the financial covenant, a breach shall only result in an event of default with respect to the Term Facility when the Revolving Lenders have terminated the commitments under the Revolving Facility and accelerated any Revolving Loans then outstanding); incorrectness of representations and warranties in any material respect; cross default and cross acceleration to material indebtedness; bankruptcy or other insolvency events of Holdings, the Borrower or their material restricted subsidiaries (with a customary grace period for involuntary events); material monetary judgments; ERISA events; actual or asserted invalidity of material guarantees or security documents; and change of control.

Voting:                                                                                                                                                                                                        Amendments and waivers of the Bank Facilities Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Bank Facilities (the “Required Lenders”), except that (i) the consent of each Lender directly and adversely affected thereby shall also be required with respect to: (A) increases in or extensions of the commitment of such Lender, (B) reductions of principal, interest or fees (but not by virtue of a default waiver or change to a financial ratio), (C) reductions in the amount of or extensions of scheduled amortization payments or final maturity or times for payment of interest and fees to such Lender and (D) changes in certain pro rata sharing provisions, (ii) the consent of 100% of the Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) releases of all or substantially all of the Guarantors or releases of all or substantially all of the Collateral (other than in connection with permitted asset sales), and (iii) customary protections for the Administrative Agent, the Swingline Lender and the Issuing Banks will be provided.  Defaulting Lenders shall not be included in the calculation of Required Lenders.

Notwithstanding the foregoing, amendments and waivers of the financial covenant shall only require the approval of Lenders holding more than 50% of the aggregate amount of the commitments under the Revolving Facility (other than any Defaulting Lender).

The Bank Facilities Documentation shall contain customary provisions consistent with Specified Precedent for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding at least 50% of the aggregate amount of the loans and commitments under the Bank Facilities shall have consented thereto.

The Bank Facilities Documentation shall contain customary provisions consistent with Specified Precedent for replacing, prepaying or terminating the commitments with respect to a Lender failing to or that the Borrower or the Administrative Agent otherwise reasonably believes may fail to fund its commitments (a “Defaulting Lender”) or seeking indemnity for increased costs or grossed-up tax payments and other defaulting lender provisions consistent with Specified Precedent.

The Bank Facilities Documentation will permit amendments thereof without the approval or consent of the Lenders to effect a permitted “repricing transaction” other than any Lender holding loans subject to such “repricing transaction” that will continue as a Lender in respect of the repriced tranche of the loans.

The Bank Facilities Documentation will permit amendments thereof without the approval or consent of the Lenders to effect extensions of the maturity of loans under the Term Facility and extensions of the maturity of commitments under the Revolving Facility, in each case as further described under the heading “Final Maturity and Amortization” above.

In addition, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature in the Bank Facilities Documentation, then the Administrative Agent and the Borrower shall be permitted to amend such provision without any further action or consent of any other party if the same is not objected to in writing by the Required Lenders to the Administrative Agent within 5 business days following receipt of notice thereof.

Cost and Yield Protection:                                                                                                  The Bank Facilities Documentation will include customary tax gross-up, cost and yield protection provisions consistent with Specified Precedent (including with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III).

Assignments and Participations:                                                                   After the Closing Date, the Lenders will be permitted to assign (except to Disqualified Lenders) (a) loans under the Term Facility with the consent of the Borrower and the Administrative Agent (in each case not to be unreasonably withheld or delayed; it being understood that is shall be deemed reasonable for the Borrower to withold such consent in respect of a prospective Lender if the Borrower reasonably believes such prospective Lender would constitute a Disqualified Lender) and (b) loans and commitments under the Revolving Facility with the consent of the Borrower, the Swingline Lender, the Issuing Banks and the Administrative Agent (in each case not to be unreasonably withheld or delayed); provided that (A) no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy event of default, (ii) with respect to any Term Loans, if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund, and (iii) with respect to any Revolving Facility commitments, if such assignment is to another Revolving Lender or an affiliate of a Revolving Lender or an approved fund related thereto and (B) no consent of the Administrative Agent shall be required with respect to assignment of any Term Loans, if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund.  Each assignment (other than to another Lender, an affiliate of a Lender or an approved fund) will be in an amount of an integral multiple of $1 million in the case of the Term Facility and a minimum amount of $5 million in the case of the Revolving Facility (or lesser amounts, if agreed between the Borrower and the Administrative Agent) or, if less, all of such Lender’s remaining loans and commitments of the applicable class.  Assignments will be by novation and will not be required to be pro rata among the Bank Facilities.  The Administrative Agent shall receive from the applicable assignor or assignee a processing and recordation fee of $3,500 for each assignment (it being understood that such recordation fee shall not apply to any assignments by any of the Initial Lenders or any of their affiliates).  For any assignments for which the Borrower’s consent is required, such consent shall be deemed to have been given if the Borrower has not responded within 10 business days of a request for such consent.

The Lenders will be permitted to sell participations in loans and commitments consistent with Specified Precedent and in accordance with applicable law.  Voting rights of participants shall be limited to matters set forth under “Voting” above with respect to which the unanimous vote of all Lenders (or all directly and adversely affected

Lenders, if the participant is directly and adversely affected) would be required.  Pledges of loans in accordance with applicable law shall be permitted.

In addition, subject to the provisions below, non-pro rata distributions and commitment reductions will be permitted in connection with open market purchases by Holdings or the Borrower in an amount to be agreed and loan buy-back or similar programs on terms to be mutually agreed.

The Bank Facilities Documentation will contain customary provisions permitting affiliates of Holdings to become assignees in respect of the Term Facility, subject to terms and conditions consistent with Specified Precedent.

Notwithstanding anything to the contrary set forth above, no Lender shall be permitted to assign any loans under the Bank Facilities to any Disqualified Lender, and sales of participation interests to any Disqualified Lender will be restricted based on terms to be agreed consistent with Specified Precedent.  The Bank Facilities Documentation shall contain customary provisions consistent with Specified Precedent for replacing Disqualified Lenders. With the consent of the Administrative Agent (not to be unreasonably withheld and such consent of the Administrative Agent shall be deemed to have been given if the Administrative Agent does not object within ten business days after identification of an institution) from time to time after the Closing Date, the Borrower may designate additional entities that will become Disqualified Lenders after such designation.

Expenses and Indemnification:                                                                      The Borrower shall pay, if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Commitment Parties (without duplication) in connection with the syndication of the Bank Facilities and the preparation, execution, delivery, administration, amendment, waiver or modification and enforcement of the Bank Facilities Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed)).

The Borrower and the Guarantors, jointly and severally, will indemnify the Administrative Agent, the Commitment

Parties, the Lenders and their affiliates, and the officers, directors, employees, advisors, agents, controlling persons and other representatives of the foregoing and hold them harmless from and against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket costs, expenses (including reasonable fees, disbursements and other charges of one firm of counsel for all indemnified persons and, if necessary, one firm of local counsel in each appropriate jurisdiction) (and, in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel (and local counsel) for such affected indemnified person) and all losses, claims, damages and liabilities of the indemnified persons arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its affiliates, creditors or any other third person), that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions connected therewith; provided that none of the Administrative Agent, any Commitment Party or any Lender (or any of its respective affiliates, or any of its or their respective officers, directors, employees, advisors, agents, controlling persons or other representatives) will be indemnified for any loss, claim, damage, cost, expense or liability to the extent determined by a court of competent jurisdiction in a final and non-appealable decision to have resulted from the gross negligence, bad faith or willful misconduct of such person or any of its affiliates or controlling persons or any of the officers, directors, employees, agents or members of any of the foregoing, a material breach of the Bank Facilities Documentation by any such persons or disputes between and among indemnified persons (other than disputes involving claims against the Administrative Agent in its capacity as such).

Governing Law and Forum:                                                                                          New York.

Counsel to the Administrative
Agent, Joint Lead Arrangers and

Joint Bookrunners:                                                                                                                                         Cravath, Swaine & Moore LLP.

ANNEX I to
EXHIBIT B

Interest Rates:                                                                                                                                                                 The interest rates under the Bank Facilities will be as follows:

Revolving Facility:  At the option of the Borrower, initially, Adjusted LIBOR plus 3.00% or ABR plus 2.00%.

Term Facility:  At the option of the Borrower, initially, Adjusted LIBOR plus 3.00% or ABR plus 2.00%.

All swingline loans will be ABR loans.

From and after the delivery by the Borrower to the Administrative Agent of the Borrower’s financial statements (or that of a direct or indirect parent of the Borrower to be agreed) for the first full fiscal quarter of the Borrower completed after the Closing Date, interest rate spreads with respect to the Revolving Facility shall be determined by reference to the following pricing grid:

First Lien Leverage Ratio	Applicable Margin for Adjusted LIBOR	Applicable Margin for ABR
> 3.00:1.00	3.00%	2.00%
< 3.00:1.00 and > 2.00:1.00	2.75%	1.75%
< 2.00:1.00	2.50%	1.50%

B-I-1

Bank Facilities

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if available to all relevant Lenders, 9 or 12 months) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the prime rate).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than three months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

“ABR” is the Alternate Base Rate, which is the highest of (i) the prime commercial lending rate published by the Wall Street Journal as the “prime rate,” (ii) the Federal Funds Effective Rate plus 1/2 of 1.0% and (iii) the one-month Adjusted LIBOR plus 1.0% per annum.

“Adjusted LIBOR” is the London interbank offered rate for dollars, adjusted for statutory reserve requirements.

There shall be a minimum Adjusted LIBOR (i.e., Adjusted LIBOR prior to adding any applicable interest rate margins thereto) requirement of 1.00% per annum and a minimum ABR of 2.00%, applicable to the Term Facility only.

Letter of Credit Fee:                                                                                                                                   A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the respective letter of credit, in each case for the actual number of days elapsed over a 360-day year.  Such fees shall be distributed to the Revolving Lenders pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for Defaulting Lenders.  In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% upon the aggregate face amount of outstanding letters of credit,

B-I-2

payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year and (b) customary issuance and administration fees.

Commitment Fees:                                                                                                                                           The Borrower shall pay a commitment fee of 0.50% per annum on the average daily unused portion of the Revolving Facility (with step-down to 0.375% per annum on such portion if the First Lien Leverage Ratio is less than or equal to a level to be agreed), payable quarterly in arrears commencing with the last business day of the first full fiscal quarter ending after the Closing Date, calculated based upon the actual number of days elapsed over a 360-day year.  Such fees shall be distributed to the Revolving Lenders (other than the Swingline Lender in its capacity as such) pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for Defaulting Lenders.

B-I-3

ANNEX II to
EXHIBIT B

EBITDA

The definition of “EBITDA” (and component definitions) in the Bank Facilities Documentation will be defined to include, without limitation and without duplication, add-backs (and corresponding applicable deductions) to consolidated net income for:

(i) interest (including cash dividend payments on preferred stock to the extent deducted in determining consolidated net income), taxes, depreciation and amortization;

(ii) any expenses or charges related to any equity offering, investment, disposition, recapitalization or the incurrence of indebtedness, including a refinancing thereof (in each case, whether or not successful) and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the Transactions;

(iii)  restructuring charges, redemption premiums, prepayment penalties, premiums and other related fees or reserves;

(iv) any write offs, write downs, amortization of intangibles or other noncash charges, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period;

(v)  minority interest expense;

(vi)  management, monitoring, consulting and advisory fees, and due diligence expense and other transaction fees & expenses and related expenses paid (or any accruals related to such fees or related expenses) (including by means of a dividend) during such period;

(vii) costs or expenses incurred pursuant to any management equity plan, stock option plan, phantom equity plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to capital or net cash proceeds of issuance of equity;

(viii) (a) any net gain (or loss) resulting in such period from derivatives and the application of FASB ASC Topic 815, (b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness and (c) the gain or loss resulting in such period from a sale of receivables, payment intangibles and related assets in connection with a receivables financing;

(ix)  pro forma adjustments to be set forth on a schedule to the credit agreement as of the Closing Date, consistent with the Borrower Model;

(x)  extraordinary, unusual or non-recurring items;

(xi)  losses and gains on sales or dispositions of assets outside the ordinary course of business;

B-II-1

(xii)  expected cost savings, operating expense reductions and synergies (net of the amount of actual amounts realized) reasonably identifiable and factually supportable (in the good faith determination of the Borrower) related to (a) the Transactions and (b) after the Closing Date, asset sales, acquisitions, investments, dispositions, operating improvements, restructurings, cost saving initiatives and certain other similar initiatives and transactions; provided, with respect to clause (b), that such cost savings, operating expense reductions or synergies are reasonably expected to be realized within 12 months of the event giving rise thereto;

(xiii)  costs, charges, accruals, reserves or expenses attributable to cost savings initiatives, operating expense reductions, transition, opening and pre-opening expenses, business optimization, costs associated with non-recurring management changes and other restructuring and integration costs, charges, accruals, reserves and expenses (including, without limitation, inventory optimization programs, software development costs, costs related to the closure or consolidation of facilities and curtailments, costs related to entry into new markets, consulting fees, signing costs, retention or completion bonuses, relocation expenses, severance payments, and modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs);

(xiv)  earn-out obligations incurred in connection with any acquisition other investment and paid (if not previously accrued) or accrued;

(xv)  business interruption insurance proceeds;

(xvi)  the effects of purchase accounting;

(xvii) without duplication of the equity in the earnings of such joint venture reflected in consolidated net income, EBITDA of any joint venture (calculated in accordance with the definition of EBITDA) not to exceed the amount of EBITDA of such joint venture attributable to the ownership of such joint venture by Holdings or any restricted subsidiary;

(xviii)  net after-tax noncash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors, employees, managers or consultants; and

(xix)  any non-cash cost related to the termination of any employee pension benefit plan.

B-II-2

EXHIBIT C

Project Wisconsin
Summary of Additional Conditions(2)

The initial borrowings under the Bank Facilities shall be subject to the following conditions:

1.                                      Since the date hereof, there shall not have occurred any change, effect, development or circumstance that, individually or in the aggregate, constitutes or is reasonably likely to constitute a Company Material Adverse Effect.  “Company Material Adverse Effect” means any change, effect, development or circumstance which, individually or in the aggregate, has resulted or would reasonably be expected to result in a material adverse effect on the business, assets, liabilities, condition (financial or other) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that changes, effects, developments or circumstances to the extent resulting from, directly or indirectly, the following shall be excluded from the determination of Company Material Adverse Effect:  (i) any change, effect, development or circumstance in any of the industries or markets in which the Company or its Subsidiaries operates; (ii) any change in any Law or GAAP (or changes in interpretations or enforcement of any Law or GAAP) applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; (iii) changes in general economic, regulatory or political conditions or the financial, credit or securities markets in general (including changes in interest or exchange rates, stock, bond and/or debt prices); (iv) any acts of God, natural disasters, earthquakes, hurricanes, terrorism, armed hostilities, war or any escalation or worsening thereof; (v) the negotiation, execution or announcement of the Merger Agreement or the transactions contemplated thereby (including the impact of any of the foregoing on relationships with customers, suppliers, licensors, employees or regulators (including any Gaming Authority)), and any Proceeding arising therefrom or in connection therewith; (vi) any action taken as expressly permitted or required by the Merger Agreement (it being understood and agreed that actions taken by the Company or its Subsidiaries pursuant to its obligations under Section 6.1 of the Merger Agreement to conduct its business shall not be excluded in determining whether a Company Material Adverse Effect has occurred) or any action taken at the written direction of Parent or Merger Sub; (vii) any changes in the market price or trading volume of the Company Common Stock, any changes in credit ratings or any failure (in and of itself) by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates, budgets, plans, forecasts or financial projections of its revenues, earnings or other financial performance or results of operations (but not excluding any change, effect, development or circumstance giving rise to any such change or failure to the extent such change, effect, development or circumstance is not otherwise excluded pursuant to this definition); (viii) changes, effects, developments or circumstances to the extent arising from or relating to the identity of Parent or Merger Sub or Parent’s ability to obtain the Gaming Approvals; or (ix) any matter disclosed in the Company

(2)         Capitalized terms used in this Exhibit C shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached (the “Commitment Letter”) and the other Exhibits attached to the Commitment Letter.

Disclosure Letter to the extent reasonably foreseeable from the face of such disclosure; but only to the extent, in the case of clauses (i), (ii), (iii) or (iv), such change, effect, development or circumstance does not disproportionately impact the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company or its Subsidiaries operate.  Capitalized terms in the preceding definition are used as defined in the Merger Agreement in effect on the date hereof.

2.                                      The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Bank Facilities, shall be consummated, in all material respects in accordance with the terms of the Merger Agreement, without giving effect to any modifications, amendments, consents or waivers thereto or thereunder that are material and adverse to the Lenders without the prior consent of the Joint Bookrunners (such consent not to be unreasonably withheld, delayed or conditioned).  The Joint Bookrunners hereby acknowledge that they are satisfied with the executed Merger Agreement, dated as of the date hereof, and the disclosure schedules and exhibits thereto.  For purposes of the foregoing condition, it is hereby understood and agreed that any reduction in the purchase price of less than or equal to 10% in the aggregate in connection with the Acquisition shall not be deemed to be material and adverse to the interests of the Lenders and the Joint Bookrunners; provided that any reduction of the purchase price shall be allocated to a reduction in any amounts to be funded under the Term Facility. The Specified Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects (or, in the case of Section 4.10(a) of the Merger Agreement, in all respects).

3.                                      The Refinancing shall have been consummated.

4.                                      The Joint Bookrunners shall have received (a) audited consolidated balance sheets of each of Holdings and the Company and related statements of income, changes in equity and cash flows of each of Holdings and the Company for each of their respective three (3) most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of each of Holdings and the Company for each subsequent fiscal quarter after the audited financial statements referred to above and ended at least 45 days before the Closing Date (other than any fiscal fourth quarter).  The Joint Bookrunners hereby acknowledge receipt of (x) the financial statements in the foregoing clause (a) (A) in the case of Holdings, for the fiscal years ended 2011, 2010 and 2009 and (B) in the case of the Company, for the fiscal years ended 2012, 2011 and 2010, and (y) the financial statements in the foregoing clause (b) (A) in the case of Holdings, for the fiscal quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 and (B) in the case of the Company, for the fiscal quarter ended September 30, 2012.

5.                                      The Joint Bookrunners shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Holdings and its subsidiaries (based on the financial statements of Holdings and the Company referred to in paragraph 4 above) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing

Date), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting.

6.                                      Subject in all respects to the Conditionality Provision, all documents and instruments required to create and perfect the Administrative Agent’s first priority security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.

7.                                      The Initial Lenders shall have received at least 3 business days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least 10 days prior to the Closing Date by such Initial Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

8.                                      All fees required to be paid on the Closing Date pursuant to the Term Sheet and Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least two (2) business days prior to the Closing Date (or such later date as the Borrower may reasonably agree) shall, upon the initial borrowing under the Bank Facilities, have been paid (which amounts may be offset against the proceeds of the Bank Facilities).

9.                                      The Initial Lenders shall have had a period of no less than 20 consecutive calendar days (the “Marketing Period” to syndicate the Bank Facilities following the receipt of the historical financial statements required under paragraph 4 above and pro forma financial statements required under paragraph 5 above, in each case, as of the day of the commencement of the Marketing Period, and the Information Memorandum; provided that (w) such 20 day period shall not be required to be consecutive to the extent it would include July 4, 2013 through and including July 7, 2013 (which dates shall not count for purposes of the 20 day period),  (x) if such consecutive day period has not ended prior to August 23, 2013, then it will not commence until September 3, 2013, (y) such 20 day period shall not be required to be consecutive to the extent it would include November 28, 2013 through and including December 1, 2013 (which dates shall not count for purposes of the 20 day period) and (z) if such 20 day period has not ended on or prior to December 20, 2013, then it will not commence until January 6, 2014.  It is hereby agreed that the Borrower may notify the Lead Arrangers in writing that the Borrower reasonably believes that it has delivered the Information Memorandum and financial statements required for the commencement of the Marketing Period and that such Marketing Period has therefore commenced, and any such delivery of written notice shall be deemed to be conclusive evidence of the commencement of the Marketing Period unless the Lead Arrangers object in written detail within 3 business days of receipt of such notice.

ANNEX I to

EXHIBIT C

SOLVENCY CERTIFICATE

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned chief financial officer of           , a                       ( “Holdings”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1.                                      This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section      of the Credit Agreement, dated as of                         , among                    (the “Credit Agreement”).  Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.                                      For purposes of this certificate, the terms below shall have the following definitions:

(a)                                 “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of Holdings and its Subsidiaries taken as a whole and after giving effect to the consummation of the Transactions would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)                                 “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Holdings and its Subsidiaries taken as a whole and after giving effect to the consummation of the Transactions are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)                                  “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Holdings and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d)                                 “Will be able to pay their Liabilities as they mature”

For the period from the date hereof through the Maturity Date, Holdings and its Subsidiaries taken as a whole and after giving effect to the consummation of the Transactions will have sufficient assets and cash flow to pay their Liabilities as those Liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by Holdings and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

(e)                                  “Do not have Unreasonably Small Capital”

Holdings and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Maturity Date.  I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by Holdings and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

3.                                      For purposes of this certificate, I, or officers of Holdings under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)                                 I have reviewed the financial statements (including the pro forma financial statements) referred to in Section      of the Credit Agreement.

(b)                                 I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)                                  As chief financial officer of Holdings, I am familiar with the financial condition of Holdings and its Subsidiaries.

4.                                      Based on and subject to the foregoing, I hereby certify on behalf of Holdings that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of Holdings and its Subsidiaries taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of Holdings and its Subsidiaries taken as a whole exceeds their Liabilities; (iii) Holdings and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) Holdings and its  Subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

* * *

IN WITNESS WHEREOF, Holdings has caused this certificate to be executed on its behalf by chief financial officer as of the date first written above.

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